August 4, 2021

PDC Energy Announces 2021 Second Quarter Results and Establishes New Environmental Performance Targets Including 60 Percent Reduction in Green House Gas Emission Intensity by 2025

DENVER, August 4, 2021: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2021 second quarter financial and operating results, updated its full-year guidance and multi-year outlook and provided an environmental, social and governance (“ESG”) update, including the establishment of new quantitative environmental performance targets.

2021 Second Quarter Highlights:

•Net cash from operating activities of approximately $225 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $345 million and oil and gas capital investments of approximately $180 million.

•Approximately $165 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $38 million of total capital to shareholders through the Company’s first quarterly dividend of $0.12 per share (~$12 million) and the repurchase of approximately 660,000 shares of common stock outstanding (~$26 million).

•Total production of 17.4 million barrels of oil equivalent (“MMBoe”) or approximately 190,000 Boe per day and oil production of 5.4 million barrels (“MMBbls”) or nearly 59,000 Bbls per day.

Full-Year 2021 Updated Guidance Highlights:

•Anticipate more than $800 million of FCF assuming $65 per Bbl WTI, $3.50 per Mcf NYMEX natural gas and NGL realizations of approximately $20 per Bbl for the remainder of the year.

•Expected oil and gas capital investments between $550 to $600 million, which incorporates anticipated cost inflation of approximately ten percent per well in the Wattenberg for the remainder of the year.

•Anticipated oil production of 64,000 to 66,000 Bbls per day and expected total production of 190,000 to 195,000 Boe per day.
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ESG Highlights:

•With 2020 serving as a benchmark, PDC is dedicated to achieving Scope 1 GHG and methane emission intensity reductions of 60 percent and 50 percent, respectively, by 2025.

•2020 Scope 1 GHG emissions intensity of 15.2 metric tons of carbon dioxide equivalents (“MT CO2e”) per MBoe, a 26 percent decrease compared to 2019.

•2020 Scope 1 methane emission intensity of 7.4 MT CO2e per MBoe, a 32 percent decrease compared to 2019.

•Formalize continued board-level oversight of ESG with plans for further board refreshment initiatives and additional ESG-related executive compensation metrics.

CEO Commentary

“The strength of our second quarter results and updated multi-year outlook accelerated PDC’s ability to achieve many of its long-term goals sooner than expected. We’ve once again expanded our free cash flow outlook, pace of debt reduction and magnitude of projected shareholder returns,” commented President and Chief Executive Officer Bart Brookman.

“Equally important, we are dedicated to the continued advancement of our ESG accountability and transparency. Our newly established environmental performance targets represent not only ambitious goals, but a major milestone for the Company on its ESG journey. Meanwhile, we remain committed to preserving our social license to operate through robust community involvement and further improving corporate governance. I’m also extremely proud of our stellar safety record and increased charitable giving budget. The continued evolution and progress related to ESG, combined with our financial performance and long-term strategy, are the keys to positioning PDC for ongoing success.”

Second Quarter Financial and Operating Results

In the second quarter of 2021, PDC generated approximately $165 million of FCF and reduced net debt by approximately $50 million, exiting the quarter with a trailing twelve-month leverage ratio, as defined by the Company’s credit facility, of 1.2x. Additionally, PDC returned approximately $38 million of capital to shareholders through the payment of its first quarterly dividend of $0.12 per share and the repurchase of approximately 660,000 shares of common stock outstanding.

The Company invested approximately $180 million in the development of crude oil and natural gas while delivering total production of 17.4 million Boe, or 190,000 Boe per day, and oil production of 5.4 million barrels, or 59,000 barrels per day. Total production and oil production represent approximately ten percent sequential increases from the first quarter of 2021 on a daily basis. Each increase is primarily attributable to recommencement of Delaware Basin completion activity.

In Wattenberg, the Company invested approximately $115 million to operate one drilling rig and one completion crew in the second quarter, resulting in 23 spuds and 22 turn-in-lines (“TILs”). PDC TIL’d approximately 35 percent fewer wells than the first quarter due to differences in pad size and lateral lengths between periods. Total production was 15.2 million Boe, or approximately 167,000 Boe per day, while oil production was 4.5 million Bbls,
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or approximately 49,500 Bbls per day. The increase in volumes between periods was attributable to the negative weather impact in the first quarter.

PDC exited the second quarter with approximately 200 drilled, uncompleted wells (“DUCs”) and approximately 260 approved permits in-hand. The Company submitted its eight well Spinney Oil and Gas Development Plan (“OGDP”) in mid-May and recently passed through the Completeness Determination stage of the permit process with a temporary Oil & Gas Commission Board hearing date of October 6. Further, the Company continues to progress towards the submittal of its Kenosha OGDP and Guanella Comprehensive Area Plan (“CAP”). PDC projects its current DUC and approved permit backlog to be sufficient for all completion activity through 2023 and anticipates steady permit flow under new rulemaking to begin in the coming months.

In the Delaware Basin, PDC invested approximately $65 million to operate one drilling rig and one completion crew, resulting in six spuds and 18 TILs. Total production was 2.2 million Boe, or approximately 24,000 Boe per day, while oil production was approximately 900,000 Bbls, or approximately 9,800 barrels per day. The Company released its completion crew late in the second quarter and expects to operate one drilling rig for the remainder of the year.

2021 Updated Capital Investment and Financial Guidance

In 2021, PDC projects to generate more than $800 million of FCF, including more than $200 million in each the third and fourth quarters, assuming $65 per Bbl WTI, $3.50 per Mcf NYMEX natural gas and NGL realizations of approximately $20 per Bbl for the remainder of the year. The Company’s top FCF allocation priority remains reaching its near-term net debt target of $1 billion, which it projects to reach by year-end in the current price environment. As such, the Company projects its third quarter and year-end trailing twelve-month leverage ratios to be below at or 1.0x. Further, the Company is increasing its target level of 2021 shareholder returns to at least $180 million from $150 million. In the six months ended June 30, the Company had generated $340 million of FCF, reduced net debt by approximately $275 million and returned approximately $60 million of capital to shareholders.

PDC’s updated 2021 capital investment guidance of $550 to $600 million reflects no change to its planned operating cadence compared to prior guidance; however, does include modest projected service cost inflation related to higher than anticipated commodity prices. In Wattenberg, the Company projects cost inflation primarily related to steel, cement and labor services to lead to an approximate ten percent increase in per well costs to nearly $4.0 million for an extended-reach lateral. Additionally, the Company expects cost inflation related to well services to result in quarterly lease operating expense (“LOE”) between $45 and $50 million in each the third and fourth quarter, resulting in full-year LOE between $175 and $180 million. Similarly, the Company expects full-year 2021 general and administrative expense (G&A) to be between $125 and $130 million.

Keeping percent realizations constant, the Company projects commodity price fluctuations to change its estimated adjusted cash flows from operations as follows:

2021 Estimated Commodity Price Sensitivity
Commodity Price Change:	Adjusted Cash Flows from Operations Change
(millions)
$5.00 change in NYMEX crude oil price	$25
$0.25 change in NYMEX natural gas price	$15
$1.00 change in composite NGLs price	$10

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The Company expects to produce between 190,000 and 195,000 Boe per day, with anticipated oil production of 64,000 to 66,000 Bbls per day. The slight decrease in anticipated total production and oil production is primarily attributable to changes in the Company’s Wattenberg completion schedule resulting in larger pads with longer laterals and slightly fewer TILs than prior guidance and delayed non-operated activity in each basin from the second quarter to late in the third quarter. The Company now projects fourth quarter year-over-year growth of approximately 15 percent compared to prior expectations of ten to 15 percent.

The table below provides additional 2021 financial guidance:

	Low	High
Production (MBoe/d)	190	195
Oil Production (MMbls/d)	64	66
Capital investments (millions)	$550	$600

Operating Expenses
Lease Operating expense (“LOE”) (millions)	$175	$180
Transportation, Gathering & Processing expense (“TGP”) ($/Boe)	$1.40	$1.60
Production Taxes (% of Crude oil, natural gas & NGLs sales)	6.0%	7.0%
General & Administrative expense (“G&A”) (millions)	$125	$130

Estimated Price Realizations (excludes TGP)
Crude oil (% of NYMEX)	95%	98%
Natural gas (% of NYMEX)	70%	80%

Third Quarter Commentary

Under its updated commodity price assumptions, the Company projects more than $200 million of FCF in the third quarter. PDC expects to invest nearly $150 million in the third quarter of 2021 to operate a full-time drilling rig in each basin and a Wattenberg completion crew. Third quarter capital investments are projected to be higher than the fourth quarter due to approximately $15 million related to the aforementioned shift in non-operated activity. Compared to the second quarter, total daily production is expected to grow five to ten percent while daily oil production is expected to grow 15 to 20 percent. The disproportionate increase in oil production is primarily related to the recent TIL activity in the oilier Delaware Basin.

Multi-Year Outlook

The Company’s planned levels of operating activity through 2023 remain generally unchanged. Assuming the aforementioned 2021 pricing and $65 and $60 per Bbl WTI in 2022 and 2023, respectively, as well as $3.00 per Mcf NYMEX natural gas and $17.50 NGL realizations in each 2022 and 2023, PDC now expects to generate approximately $800 million of FCF in each of the next three years. Cumulative FCF of approximately $2.5 billion includes the projected impact of cash taxes and equates to more than 60 percent of PDC’s current market cap and more than 40 percent of the current enterprise value.

In the three-year period, PDC is committed to reducing net debt by more than $1 billion, exiting each year with a leverage ratio of less than 1.0x, while also returning more than $1 billion of capital to shareholders through its share repurchase program and growth of its quarterly base dividend with potential for additional forms of shareholder returns in future years. The Company’s debt reduction and return of capital targets of more than $1 billion represent increases from more than $850 million and more than $650 million, respectively.
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Due to anticipated average service cost inflation of approximately ten percent associated with higher commodity prices, PDC expects capital investments between $600 and $650 million in each 2022 and 2023. PDC’s three-year cumulative capital investment of approximately $1.8 billion reflects an increase of approximately $100 million compared to the mid-point of its prior outlook whereas anticipated cumulative FCF increased approximately $600 million from an estimated $1.9 billion to $2.5 billion. Finally, PDC’s three-year cumulative re-investment rate is expected to average approximately 45 percent.

ESG Update

To demonstrate PDC’s advancement and further commitment to reducing its carbon footprint, the Company has established several long-term quantifiable environmental performance goals and changes in operations. By 2025, the Company is committed to further reducing its GHG and methane intensities by 60 percent and 50 percent, respectively. Further, the Company has significantly accelerated its commitment in aligning with the World Bank in achieving zero routine flaring by 2025 as opposed to its prior commitment of 2030. Additionally, the Company plans to invest nearly $75 million through its asset retirement obligations to plug and reclaim more than 1,000 high emission intensity legacy vertical wells by 2025. The Company’s reclamation efforts are aimed at nearly all of its vertical wells and are expected to meaningfully reduce its emission intensity and operating footprint.

PDC’s 2020 GHG and methane intensities of 15.2 and 7.4 MT CO2e per MBoe, respectively, represent improvements of 26 percent and 32 percent compared to 2019. The year-over-year improvements were largely attributable to reduced pneumatic emissions through new facility design with instrument air, reduced venting and flaring related to changes in operational best-practices and the reclamation of approximately 350 legacy vertical wells. Further, the Company’s corporate flaring intensity, which is more comprehensive than the World Bank definition of routine flaring as it includes flaring related to safety protocol and disrupt midstream conditions, averaged 0.3 percent of total gross production in 2020. Delaware Basin 2020 flaring intensity of 1.6 percent represents an improvement of approximately 70 percent compared to 2019. Through June 30, the Company’s corporate and Delaware Basin flaring intensities were approximately 0.1 percent and 0.9 percent, respectively.

The Company’s continued commitment to corporate social responsibility is also evident through its track record of safe operations and community engagement. In 2021, PDC surpassed 1,000 days without a lost time incident in each basin and plans to increase its investment towards responsible operations through expansion of its 24/7 field monitoring room, air monitoring programs and enhanced camera systems aimed at tracking tank levels, leak detection and security. Additionally, the Company nearly doubled its 2021 charitable giving budget with a strategic focus on organizations focused on education, diversity and inclusion and areas of need related to COVID.

Finally, from a corporate governance standpoint, by year-end 2021, PDC intends to formalize its continued board-level oversight of ESG through a standing ESG committee or embedded ESG oversight into each of the standing Board committee charters. Additionally, PDC looks to continue its board refreshment initiatives through the recruitment of an additional diverse board member in the coming months while also aiming to further improve the alignment of its executive compensation program with key stakeholders by including additional quantitative ESG performance metrics to its short-term incentive program. Currently, PDC has refreshed more than 60 percent of its board in the past two years and has more than 20 percent of executive compensation tied to quantitative and qualitative ESG performance.

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Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives were $533 million, a 207 percent increase over 2020 levels of $174 million. The increase in sales between periods was due to a 204 percent increase in weighted-average realized sales price to $30.60 from $10.08. The increase in sales price per Boe was driven by 249 percent, 161 percent and 215 percent increases in weighted-average realized crude oil, natural gas and NGL prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements received on commodity derivative instruments was approximately $478 million in 2021 compared to approximately $288 million in 2020.

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The following table provides weighted-average sales price, by area, for the three and six months ended June 30, 2021 and 2020, excluding net settlements on derivatives and TGP:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Percent Change	2021	2020	Percent Change
Crude oil (MBbls)
Wattenberg Field	4,497	5,170	(13)%	8,670	10,095	(14)%
Delaware Basin	894	1,045	(14)%	1,578	2,008	(21)%
Total	5,391	6,215	(13)%	10,248	12,103	(15)%

Weighted-average price	$65.05	$18.63	249%	$60.92	$30.15	102%

Natural gas (MMcf)
Wattenberg Field	38,181	34,779	10%	73,742	69,836	6%
Delaware Basin	5,179	5,929	(13)%	9,770	12,219	(20)%
Total	43,360	40,708	7%	83,512	82,055	2%

Weighted-average price	$1.98	$0.76	161%	$2.29	$0.86	166%

NGLs (MBbls)
Wattenberg Field	4,353	3,685	18%	8,153	7,031	16%
Delaware Basin	452	564	(20)%	844	1,283	(34)%
Total	4,805	4,249	13%	8,997	8,314	8%

Weighted-average price	$20.11	$6.38	215%	$20.61	$7.06	192%

Crude oil equivalent (MBoe)
Wattenberg Field	15,213	14,651	4%	29,113	28,766	1%
Delaware Basin	2,211	2,597	(15)%	4,051	5,327	(24)%
Total	17,424	17,248	1%	33,164	34,093	(3)%

Weighted-average price	$30.60	$10.08	204%	$30.19	$14.50	108%

Production costs for the second quarter of 2021, which include LOE, production taxes and TGP, were $95 million, or $5.47 per Boe, compared to $61 million, or $3.51 per Boe, in 2020. LOE per Boe increased 17 percent compared to the second quarter of 2020 while TGP per Boe increased 52 percent over the comparable period due to certain contracts allocating deducts as TGP, resulting in improved gross realizations and project economics. The Company’s activity levels in the second quarter of 2020 were materially impacted by the COVID-19 pandemic and resulted in abnormally low LOE and TGP expense. Production taxes for the second quarter of 2021 were $27 million, or $1.55 per Boe, compared to $8 million, or $0.45 per Boe in the comparable 2020 period. The increase between periods is due to the aforementioned increase in commodity prices.

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The following table provides the components of production costs for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Lease operating expenses	$42.4	$35.8	$84.2	$85.3
Production taxes	27.0	7.8	56.5	26.3
Transportation, gathering and processing expenses	26.0	16.9	47.7	30.4
Total	$95.4	$60.5	$188.4	$142.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Lease operating expenses per Boe	$2.43	$2.08	$2.54	$2.50
Production taxes per Boe	1.55	0.45	1.70	0.77
Transportation, gathering and processing expenses per Boe	1.49	0.98	1.44	0.89
Total per Boe	$5.47	$3.51	$5.68	$4.16

Financial Results

Net loss for the second quarter of 2021 was approximately $87 million, or $0.88 per diluted share, compared to a net loss of $222 million, or $2.23 per diluted share in 2020. The year-over-year change was primarily due to the change in total revenue between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $166 million in 2021 compared to $62 million in 2020. The difference between periods is primarily attributable to the change in sales offset by settled derivatives.

Net cash from operating activities for the second quarter of 2021 was approximately $224 million compared to $103 million in 2020. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $343 million in the second quarter of 2021 compared to approximately $182 million in 2020. The year-over-year increase in each metric was primarily due to the increase in sales slightly offset by the increase in costs and change in derivative settlements.

G&A, which includes cash and non-cash expense, was $33 million, or $1.88 per Boe in the second quarter of 2021 compared to $35 million, or $2.05 per Boe, in 2020. Second quarter 2021 G&A included approximately $2 million in non-recurring expenses related to an allowance for uncollectible accounts.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to
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similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

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Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$224.3	$103.0	$577.4	$369.3
Changes in assets and liabilities	118.7	78.7	65.6	22.2
Adjusted cash flows from operations	343.0	181.7	643.0	391.5
Capital expenditures for development of crude oil and natural gas properties	(131.2)	(197.1)	(240.3)	(387.9)
Change in accounts payable related to capital expenditures for oil and gas development activities	(45.9)	77.2	(61.3)	7.2
Adjusted free cash flow	$165.9	$61.8	$341.4	$10.8

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) to adjusted net income (loss):
Net income (loss)	$(87.0)	$(221.8)	$(96.1)	$(686.8)
Loss (gain) on commodity derivative instruments	308.3	120.8	489.5	(313.9)
Net settlements on commodity derivative instruments	(55.1)	114.8	(85.8)	160.6
Tax effect of above adjustments (1)	—	—	—	—
Adjusted net income (loss)	$166.2	$13.8	$307.6	$(840.1)

Earnings per share, diluted	$(0.88)	$(2.23)	(0.97)	(7.09)
Loss (gain) on commodity derivative instruments	3.08	1.22	4.87	(3.25)
Net settlements on commodity derivative instruments	(0.54)	1.15	(0.85)	1.66
Tax effect of above adjustments (1)	—	—	—	—
Adjusted earnings (loss) per share, diluted	$1.66	$0.14	$3.05	$(8.68)
Weighted-average diluted shares outstanding	100.4	100.0	100.7	96.8
_____________
(1) Due to the full valuation allowance recorded against our net deferred tax assets, there is no tax effect for the three and six months ended June 30, 2021.

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Adjusted EBITDAX
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$(87.0)	$(221.8)	$(96.1)	$(686.8)
Loss (gain) on commodity derivative instruments	308.3	120.8	489.5	(313.9)
Net settlements on commodity derivative instruments	(55.1)	114.8	(85.8)	160.6
Non-cash stock-based compensation	6.5	6.4	11.5	12.0
Interest expense, net	20.1	21.8	39.1	46.0
Income tax expense (benefit)	(0.2)	4.1	(0.1)	(3.7)
Impairment of properties and equipment	0.1	—	0.3	881.1
Exploration, geologic and geophysical expense	0.3	0.7	0.6	0.9
Depreciation, depletion and amortization	162.2	149.5	309.0	325.6
Accretion of asset retirement obligations	3.2	2.4	6.4	5.0
Loss (gain) on sale of properties and equipment	(0.1)	(0.2)	(0.3)	(0.4)
Adjusted EBITDAX	$358.3	$198.5	$674.1	$426.4

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$224.3	$103.0	$577.4	$369.3
Interest expense, net	20.1	21.8	39.1	46.0
Amortization and write-off of debt discount, premium and issuance costs	(3.9)	(5.3)	(7.7)	(8.9)
Exploration, geologic and geophysical expense	0.3	0.7	0.6	0.9
Other	(1.2)	(0.4)	(0.9)	(3.1)
Changes in assets and liabilities	118.7	78.7	65.6	22.2
Adjusted EBITDAX	$358.3	$198.5	$674.1	$426.4
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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Crude oil, natural gas and NGLs sales	$533,141	$173,921	$1,001,260	$494,236
Commodity price risk management gain (loss), net	(308,253)	(120,786)	(489,509)	313,912
Other income	3,981	1,281	3,154	3,298
Total revenues	228,869	54,416	514,905	811,446
Costs, expenses and other
Lease operating expense	42,395	35,808	84,199	85,342
Production taxes	26,968	7,846	56,460	26,316
Transportation, gathering and processing expense	25,989	16,949	47,721	30,445
Exploration, geologic and geophysical expense	286	728	640	864
General and administrative expense	32,843	35,352	65,520	97,517
Depreciation, depletion and amortization	162,210	149,491	308,973	325,648
Accretion of asset retirement obligations	3,232	2,358	6,360	4,978
Impairment of properties and equipment	62	32	252	881,106
Loss (gain) on sale of properties and equipment	(129)	(174)	(341)	(353)
Other	2,145	2,003	2,193	4,147
Total costs, expenses and other	296,001	250,393	571,977	1,456,010
Loss from operations	(67,132)	(195,977)	(57,072)	(644,564)
Interest expense, net	(20,060)	(21,782)	(39,101)	(45,955)
Loss before income taxes	(87,192)	(217,759)	(96,173)	(690,519)
Income tax benefit (expense)	155	(4,073)	100	3,672
Net Loss	$(87,037)	$(221,832)	$(96,073)	$(686,847)

Loss per share:
Basic	$(0.88)	$(2.23)	$(0.97)	$(7.09)
Diluted	$(0.88)	$(2.23)	$(0.97)	$(7.09)

Weighted-average common shares outstanding:
Basic	99,187	99,566	99,445	96,821
Diluted	99,187	99,566	99,445	96,821

Dividends declared per share	$0.12	$—	$0.12	$—

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$109,749	$2,623
Accounts receivable, net	307,201	244,251
Fair value of derivatives	5,146	48,869
Prepaid expenses and other current assets	7,717	12,505
Total current assets	429,813	308,248
Properties and equipment, net	4,846,682	4,859,199
Fair value of derivatives	8,909	9,565
Other assets	48,585	60,961
Total Assets	$5,333,989	$5,237,973

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$177,099	$90,635
Production tax liability	75,719	124,475
Fair value of derivatives	393,180	98,152
Funds held for distribution	225,134	177,132
Accrued interest payable	15,354	14,734
Other accrued expenses	77,559	81,715
Current portion of long-term debt	197,919	193,014
Total current liabilities	1,161,964	779,857
Long-term debt	1,242,676	1,409,548
Asset retirement obligations	121,628	132,637
Fair value of derivatives	100,675	36,359
Other liabilities	242,140	264,034
Total liabilities	2,869,083	2,622,435

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 98,906,605 and 99,758,720 issued as of June 30, 2021 and December 31, 2020, respectively	989	998
Additional paid-in capital	3,333,168	3,387,754
Accumulated deficit	(868,338)	(772,265)
Treasury shares - at cost, 20,000 and 37,510 as of June 30, 2021 and December 31, 2020, respectively	(913)	(949)
Total stockholders’ equity	2,464,906	2,615,538
Total Liabilities and Stockholders’ Equity	$5,333,989	$5,237,973
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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	$(87,037)	$(221,832)	$(96,073)	$(686,847)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	253,117	235,581	403,723	(153,294)
Depreciation, depletion and amortization	162,210	149,491	308,973	325,648
Impairment of properties and equipment	62	32	252	881,106
Accretion of asset retirement obligations	3,232	2,358	6,360	4,978
Non-cash stock-based compensation	6,495	6,364	11,515	12,036
Gain on sale of properties and equipment	(129)	(174)	(341)	(353)
Amortization and write-off of debt discount, premium and issuance costs	3,877	5,301	7,714	8,941
Deferred income taxes	—	3,901	—	(2,430)
Other	1,180	646	875	1,657
Changes in assets and liabilities	(118,700)	(78,687)	(65,632)	(22,180)
Net cash from operating activities	224,307	102,981	577,366	369,262
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(131,218)	(197,162)	(240,266)	(387,930)
Capital expenditures for other properties and equipment	(205)	(1,480)	(274)	(1,935)
Acquisition of crude oil and natural gas properties	—	—	—	(139,812)
Proceeds from sale of properties and equipment	44	591	4,414	1,384
Proceeds from divestitures	—	—	—	62
Net cash from investing activities	(131,379)	(198,051)	(236,126)	(528,231)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	200,800	401,000	429,800	1,318,000
Repayment of revolving credit facility and other borrowings	(200,800)	(365,000)	(597,800)	(669,000)
Redemption of senior notes	—	—	—	(452,153)
Payment of debt issuance costs	—	—	—	(4,666)
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(3,300)	(487)	(5,656)	(8,180)
Purchase of treasury shares	(26,627)	—	(47,694)	(23,819)
Dividends paid	(11,885)	—	(11,885)	—
Principal payments under financing lease obligations	(434)	(496)	(879)	(985)
Net cash from financing activities	(42,246)	35,017	(234,114)	159,197
Net change in cash, cash equivalents and restricted cash	50,682	(60,053)	107,126	228
Cash, cash equivalents and restricted cash, beginning of period	59,067	61,244	2,623	963
Cash, cash equivalents and restricted cash, end of period	$109,749	$1,191	$109,749	$1,191

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2021 Second Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call on Thursday, August 5, 2021, to discuss its 2021 second quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, August 5, 2021 at 11:00 a.m. ET
Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 7659173
Webcast: available at www.pdce.com
Replay Information:
Domestic (toll free): 855-859-2056
International: 1-404-537-3406
Conference ID: 7659173
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations

PDC is scheduled to participate in the Barclays CEO Energy Power Conference on Thursday, September 8, 2021. An updated presentation will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”), Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this release are “forward-looking statements.” Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; impacts of Colorado political matters, including recent rulemaking initiatives influencing our ability to continue to obtain permits; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; adequacy of midstream infrastructure; the potential return of capital to shareholders through buybacks of shares and/or payments of dividends; ongoing compliance with our consent decree; risk of our counterparties non-performance on derivative instruments; and our ability to fund planned activities.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and availability of capital;
•future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory development, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and natural gas liquids (“NGLs”) properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
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•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders;
•revisions to calculated emissions intensities due to inquiries by the EPA on reported Subpart W emissions;
•our ability to retain or attract senior management and key technical employees;
•civil unrest, terrorist attacks and cyber threats; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”) for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Kyle Sourk
Director Corporate Finance & Investor Relations
303-318-6150
kyle.sourk@pdce.com

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